VOTING AGREEMENT

This Voting Agreement (this “Agreement”) dated as of April 19, 2016, is entered into by the undersigned (the “Stockholder”) in favor of and for the benefit of Auris Surgical Robotics, Inc., a Delaware corporation (“Parent”), Pineco Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Hansen Medical, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger dated as of the date of this Agreement (the “Merger Agreement”) among Parent, Sub and the Company.

Recitals

A. As of the date of this Agreement, the Stockholder owns beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and/or of record (as specified on Schedule A) the Shares set forth opposite the Stockholder’s name on Schedule A (all such Shares that are outstanding as of the date hereof, together with any other Shares that are hereafter issued to, or are otherwise acquired or owned, beneficially or of record by, the Stockholder during the Agreement Period (as defined below), including through the exercise of any Company Options, Company Warrants, convertible or exchangeable securities or other similar instruments of the Company, and any other securities of the Company described in Section 9, collectively, the “Subject Shares”).

B. Concurrently with the execution and delivery of this Agreement, Parent, Sub and the Company are entering into the Merger Agreement, a copy of which has been made available to and reviewed by the Stockholder, which provides for, among other things, the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth therein.

C. As an inducement to and condition to Parent’s and Sub’s willingness to enter into and consummate the transactions contemplated by the Merger Agreement, Parent has required that the Stockholder enter into this Agreement.

Agreement

In consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the Stockholder hereby agrees as follows:

SECTION 1. Voting Agreement.

(a) Voting Agreement. During the Agreement Period, the Stockholder irrevocably and unconditionally agrees that the Stockholder shall, or shall cause the holder of record thereof on any applicable record date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called (each, a “Company Stockholder Meeting”), or, if applicable, pursuant to any consent of the stockholders of the Company in lieu of a meeting or otherwise, to:

(i) be present, in person or represented by proxy, or otherwise cause the Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that the Subject Shares may be counted for quorum purposes under applicable Law); and

(ii) vote, or cause to be voted, with respect to all of the Subject Shares to the fullest extent that the Subject Shares are entitled to be voted at the time of any vote:

(x) in favor of: (A) the adoption of the Merger Agreement and the approval of the Merger; and (B) without limitation of the preceding clause “(A),” the approval of any proposal to adjourn or postpone the Company Stockholder Meeting to a later date if there are not sufficient votes for approval of the Merger Agreement on the date on which the Company Stockholder Meeting is held; and

(y) against (A) any Competing Proposal, (B) any reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, or (C) any other matters relating to, or in connection with, any of the matters described in this clause (y).

During the Agreement Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instruction in any manner inconsistent with this Section 1(a).

(b) Change of Company Recommendation. Notwithstanding anything to the contrary in Section 1(a), in the event that the Company Board or a duly authorized committee thereof shall have validly adopted a Change of Company Recommendation in compliance with the provisions of Section 5.03(f) of the Merger Agreement, then during the period commencing on the adoption of such Change of Company Recommendation and continuing until the earlier of (i) the date on which such Change of Company Recommendation is withdrawn by the Company Board or a duly authorized committee thereof, or (ii) the date on which the Company Board or a duly authorized committee thereof makes or reinstates the Company Recommendation, the number of Subject Shares subject to the provisions of Section 1(a) shall be limited to 61% of the Subject Shares. Subject only to the foregoing and to Section 6, all Subject Shares shall in such event continue to be subject to all other provisions of this Agreement.

SECTION 2. Documentation and Information. The Stockholder: (a) consents to and authorizes the publication and disclosure by Parent, Sub and the Company, as applicable, of the Stockholder’s identity and holdings of Subject Shares, the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent, Sub or the Company, as applicable, determines in good faith is required to be disclosed by applicable Law in the Proxy Statement, any press release or any other disclosure document (whether or not filed with the SEC) in connection with the Merger and the other Transactions; and (b) agrees to promptly give to Parent, Sub and the Company, as applicable, any information it may reasonably require for the preparation of any such documents. The Stockholder agrees to promptly notify Parent, Sub and the Company, as applicable, of any required corrections with respect to any information provided by or on behalf of the Stockholder pursuant to this Section 2, if and to the extent that any such information shall have become false or misleading in any material respect. The Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any public statement without the prior written approval of Parent, except as may be required by applicable Laws.

SECTION 3. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent and Sub as follows:

(a) Authorization. If the Stockholder is not an individual, it has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If the Stockholder is an individual, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and the Proxy and to perform his or her obligations hereunder. If the Stockholder is not an individual, the execution, delivery and performance by the Stockholder of this Agreement and the Proxy and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or trust action on the part of the Stockholder. This Agreement and the Proxy have been duly executed and delivered by or on behalf of the Stockholder and constitute valid and legally binding obligations of the Stockholder in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) No Violation.

(i) The execution and delivery of this Agreement and the Proxy by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder will not: (A) assuming compliance with the matters referred to in Section 3(b)(ii), contravene, conflict with, or result in a violation or breach of any Law or any Order of any Governmental Entity with competent jurisdiction applicable to the Stockholder or any of the Subject Shares; or (B) constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Stockholder is entitled under any provision of any Contract binding upon the Stockholder or any of the Subject Shares, or result in the imposition of any Lien on the Subject Shares or any other assets of the Stockholder.

(ii) No consent or order of, or registration or filing with or notification to, any Governmental Entity or any other person is required by the Stockholder in connection with the execution and delivery of this Agreement or the Proxy by the Stockholder or the performance by the Stockholder of the Stockholder’s obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Securities Exchange Act of 1934, as amended, as may be required in connection with this Agreement and the transactions contemplated hereby.

(c) Ownership of Subject Shares. The Stockholder is the beneficial and/or record owner (as specified on Schedule A) of, and has good and marketable title to, the Subject Shares free and clear of all Liens. The Stockholder has the complete and exclusive power to, directly or indirectly: (i) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 1; (ii) agree to all matters set forth in this Agreement; and (iii) demand and waive appraisal or dissenters’ rights with respect to the Subject Shares. The number of Shares set forth on Schedule A opposite the name of the Stockholder are the only Shares owned beneficially and/or of record by the Stockholder as of the date hereof. As of the date hereof, other than the Subject Shares and any Shares that are the subject of unexercised Company Options (the number of which is set forth opposite the name of the Stockholder on Schedule A) or Company Warrants held by the Stockholder, the Stockholder does not directly or indirectly own any Shares or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company. Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Stockholder is a party obligating the Stockholder to Transfer or cause to be Transferred, any of the Subject Shares. Except pursuant to this Agreement, no person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(d) Absence of Litigation. As of the date hereof, there is no action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) (or any hearing, inquiry, audit or examination of which the Stockholder is or becomes aware) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel pending against the Stockholder or any of the Subject Shares that would reasonably be expected to prevent the Stockholder from performing its obligations hereunder in all material respects.

SECTION 4. Action in Stockholder Capacity Only. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record holder and/or beneficial owner, as applicable, of the Subject Shares and not in the Stockholder’s capacity (if any) as a director, officer or employee of the Company or any Company Subsidiary. Nothing herein shall limit or affect the Stockholder’s ability to act as an officer, director or employee of the Company or any Company Subsidiary, if applicable, consistent with the terms of the Merger Agreement.

SECTION 5. No Transfer; No Solicitation.

(a) Prohibition on Transfer. Except pursuant to the terms of this Agreement, during the Agreement Period, the Stockholder shall not (and the Stockholder shall not cause or permit any person to), without the prior written consent of Parent, directly or indirectly: (i) grant or permit the grant of any proxies, powers of attorney, rights of first offer or refusal or other authorizations in or with respect to, or enter into any voting trust or voting agreement or arrangement with respect to, any Subject Shares or any interest therein; (ii) sell, assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any Subject Shares or any interest therein to any person other than Parent or Sub, or grant to any other person the right to Transfer any Subject Shares; (iii) create or otherwise permit any Lien to be created on any Subject Shares; (iv) enter into any Contract with any person with respect to the direct or indirect Transfer of any Subject Shares or any interest therein; (v) enter into a swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any Subject Shares; or (vi) agree to do or any of the foregoing.

(b) Exceptions. Notwithstanding the foregoing, the Stockholder shall have the right to Transfer all or any portion of the Subject Shares to a Permitted Transferee of the Stockholder if and only if prior thereto and as a condition to the effectiveness of such Transfer, such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Parent: (i) to accept the Subject Shares subject to the terms and conditions of this Agreement; and (ii) to be bound by this Agreement and to agree and acknowledge that such person shall constitute a Stockholder for all purposes of this Agreement; provided that notwithstanding any such Transfer, the Stockholder shall continue to be liable for any breach by any Permitted Transferee of his, her or its agreements and covenants under this Agreement. “Permitted Transferee” means, with respect to the Stockholder: (A) if the Stockholder is an individual, any member of the immediate family of the Stockholder; (B) any trust, the trustees of which include only the Stockholder and/or the other persons named in clause “(A)” of this sentence and the beneficiaries of which include only the Stockholder and/or the persons named in clause “(A)” of this sentence; (C) any corporation, limited liability company or partnership, the shareholders, members or general and limited partners of which include only the persons named in clause “(A)” of this sentence; or (D) if the Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust if they are persons named in clause “(A)” of this sentence.

(c) Effect of Attempted Transfer. Any attempted Transfer of Subject Shares, or any interest therein, in violation of this Section 5 shall be null and void. If so requested by Parent, the Stockholder agrees that the Subject Shares shall bear a legend, reasonably acceptable in form and substance to Parent, stating that they are subject to this Agreement.

(d) No Solicitation. The Stockholder agrees that during the Agreement Period, the Stockholder shall not, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 5.03 of the Merger Agreement.

SECTION 6. Proxy.

(a) Proxy. Contemporaneously with the execution of this Agreement: (i) the Stockholder shall execute and deliver to Parent a proxy in substantially the form attached to this Agreement as Exhibit I, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the end of the Agreement Period) with respect to the Subject Shares referred to therein (the “Proxy”); and (ii) if applicable, the Stockholder shall cause to be executed and delivered to Parent an additional proxy (in substantially the form attached hereto as Exhibit I) executed on behalf of the record owner of any outstanding Subject Shares that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by the Stockholder and covering such Subject Shares beneficially owned by the Stockholder.

(b) Change of Company Recommendation. Notwithstanding anything to the contrary in Section 6(a)(i) or 6(a)(ii), in the event that the Company Board or a duly authorized committee thereof shall have validly adopted a Change of Company Recommendation in compliance with the provisions of Section 5.03(f) of the Merger Agreement, then during the period commencing on the adoption of such Change of Company Recommendation and continuing until the earlier of (A) the date on which such Change of Company Recommendation is withdrawn by the Company Board or a duly authorized committee thereof, or (B) the date on which the Company Board or a duly authorized committee thereof makes or reinstates the Company Recommendation, the number of shares subject to the provisions of Sections 6(a)(i) and 6(a)(ii) shall be limited to 61% of the Subject Shares.

SECTION 7. Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any and all rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that Stockholder may have by virtue of, or with respect to, the Subject Shares (including all rights under Section 262 of the DGCL).

SECTION 8. Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, all further transfers, assignments, endorsements, consents and other documents and instruments and shall (at Stockholder’s sole expense) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, or as Parent may reasonably request, to perform its obligations under, carry out, and further the intent of, this Agreement.

SECTION 9. Certain Adjustments. In the event of a stock dividend or distribution, stock split, reverse stock split, recapitalization, subdivision, combination, merger, consolidation, reclassification, spin-off, readjustment, exchange of shares or the like, on, of or affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such Shares may be changed or exchanged or which are received in the transaction.

SECTION 10. Miscellaneous.

(a) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) if delivered by hand, when delivered; (ii) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (iii) if sent by electronic mail, or other electronic transmission, upon delivery; (iv) if sent by registered, certified or first class mail, the third Business Day after being sent; and (v) if sent by overnight delivery via a national delivery service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Sub, to:

Auris Surgical Robotics, Inc.

125 Shoreway Road, Suite D

San Carlos, California 94070

Attention: David Styka, Chief Financial Officer

Facsimile: 650-837-0267

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

Attention: Michael J. O’Donnell, Esq.

Facsimile: 650-494-0792

If to the Company:

Hansen Medical, Inc.

800 E. Middlefield Road

Mountain View, California 94043

Attention: Christopher P. Lowe, Chief Financial Officer

Facsimile: 650-404-5901

with a copy to (for information purposes only):

Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, California 94304
Fax: (650) 565-7100
Email: sflanagan@sidley.com
Attention: Sharon R. Flanagan

If to the Stockholder, to his, her or its address set forth on a signature page hereto.

(b) Amendment and Waivers.

(i) Any provision of this Agreement or the Proxy may be amended during the Agreement Period if, but only if, such amendment is in writing and is signed by the Stockholder, Parent, Sub and the Company.

(ii) No failure on the part of the Company, Parent or Sub to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company, Parent or Sub in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. None of the Company, Parent or Sub shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(iii) The Stockholder shall not enter into any agreement, arrangement or understanding with respect to the Subject Shares (other than the Proxy) that is inconsistent with any of the terms of this Agreement with the Company, Parent or Sub without the prior written consent of the Company, Parent and Sub.

(c) Binding Effect; Benefit; Assignment.

(i) The provisions of this Agreement shall be binding upon the Stockholder and shall inure to the benefit of the Company, Parent and Sub and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the Company, Parent and Sub and their respective successors and permitted assigns. Without limiting any of the restrictions set forth in Section 5 or elsewhere in this Agreement, this Agreement shall be binding upon any person to whom any Subject Shares are Transferred prior to the end of the Agreement Period.

(ii) Neither the Stockholder, on the one hand, nor the Company, Parent or Sub, on the other hand, may assign this Agreement or any of his, her or its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of the Company and Parent or the Stockholder, as applicable, except that each of Parent and Sub may transfer or assign their respective rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their respective Subsidiaries at any time.

(d) Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earliest to occur of: (i) the Effective Time; (ii) the mutual written consent of the Stockholder, Parent, Sub and the Company; (iii) the entry without prior written consent of the Stockholder into any amendment to the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that results in a decrease in the Merger Consideration except as a result of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or by reason of a stock dividend or stock distribution; and (iv) the termination of the Merger Agreement (the period from the date of this Agreement through the termination of this Agreement being referred to as the “Agreement Period”); provided that: (A) Section 10(a) shall survive such termination; and (B) no such termination shall relieve or release the Stockholder from any liabilities arising out of his, her or its (w) fraud, (x) willful and material breach of any representation or warranty contained in this Agreement, (y) breach of Section 1, Section 5(a) or Section 7 of this Agreement prior to the termination of this Agreement (if such breach causes or contributes to either (1) the failure of the Company Stockholder Approval to have been obtained under the Merger Agreement, or (2) the failure of the Stockholder to fulfill his, her or its obligations under the Investment Agreement described in the Merger Agreement), or (z) willful and material breach of any covenant or agreement contained in this Agreement prior to the termination of this Agreement.

(e) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) In any Proceeding between or among the parties arising out of or relating to this Agreement or any of the Transactions, the Stockholder: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this sentence, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon the Stockholder in any such action or proceeding shall be effective if given in accordance with Section 10(a) or in any other manner as may be permitted by applicable Law.

(ii) THE STOCKHOLDER ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HEREBY IRREVOCABLY WAIVES ANY RIGHT THE STOCKHOLDER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. THE STOCKHOLDER ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (A) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (B) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (C) THE COMPANY, PARENT AND SUB HAVE BEEN INDUCED TO ENTER INTO THE MERGER AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(e)(ii).

(iii) This Agreement and the agreements, instruments and documents contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any applicable principles of conflicts of law that might require the application of the Laws of any other jurisdiction.

(f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

(g) Enforcement. The Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Stockholder in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, the Company, Parent and Sub shall be entitled to obtain, without proof of actual damages: (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach; this being in addition to any other remedy to which the Company, Parent or Sub is entitled at law or in equity.

(h) Independence of Obligations. The covenants and obligations of the Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between or among the Stockholder, on the one hand, and the Company, Parent or Sub, on the other hand. The existence of any claim or cause of action by the Stockholder against the Company, Parent or Sub shall not constitute a defense to the enforcement of any of such covenants or obligations against the Stockholder.

(i) Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(j) Effectiveness. The delivery of a signed copy of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement or other document for all purposes. The signature of the Stockholder transmitted by any electronic means referenced in the preceding sentence shall be deemed to be an original signature for all purposes

(k) Entire Agreement. This Agreement, including the schedules, exhibits, and amendments hereto, and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

(l) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(m) Interpretation.

(i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(ii) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv) Unless otherwise indicated or the context otherwise requires: (A) any definition of or reference to any agreement, instrument or other document or any Law herein shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (B) any reference herein to any person shall be construed to include such person’s successors and assigns; (C) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (D) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(n) No Obligation to Exercise Company Options or Company Warrants. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall obligate the Stockholder to exercise any Company Option, Company Warrants or other right to acquire Shares, nor shall the Shares beneficially owned by the Stockholder for purposes of this Agreement be deemed to include any shares of common stock of the Company issuable upon exercise of any Company Option or Company Warrants or settlement of any RSU Award unless and until the Stockholder actually exercises any such Company Option or Company Warrant or settles any such RSU Award.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Stockholder has executed this Agreement as of the date first written above.

STOCKHOLDER

Print Name of Stockholder

By:
Name:
Title:

Address:

SCHEDULE A
Ownership of Company Common Stock

Name of Stockholder	Number of Shares	Number of Shares Owned of
	Beneficially Owned	Record
[]	[]	[]

Exhibit I
Form Of Irrevocable Proxy

April 19, 2016

The undersigned stockholder (the “Stockholder”) of Hansen Medical, Inc., a Delaware corporation (the “Company”), by executing and delivering this Irrevocable Proxy (this “Proxy”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes David Styka and Matthew Chen of Auris Surgical Robotics, Inc., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent of the Stockholder’s rights to do so) (but subject to the third and fourth paragraphs of this Proxy) with respect to: (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this Proxy; and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire of record on or after the date hereof; provided, however, that in the event that the Company Board or a duly authorized committee thereof shall have validly adopted a Change of Company Recommendation in compliance with the provisions of Section 5.03(f) of the Merger Agreement, then during the period commencing on the adoption of such Change of Company Recommendation and continuing until the earlier of (A) the date on which such Change of Company Recommendation is withdrawn by the Company Board or a duly authorized committee thereof, or (B) the date on which the Company Board or a duly authorized committee thereof makes or reinstates the Company Recommendation, the number of shares subject to clauses “(i)” and “(ii)” shall be limited to 61% of such shares. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii),” subject to the proviso, of the immediately preceding sentence are collectively referred to as the “Record Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to the voting of any Record Shares inconsistent with the terms of this Proxy or the Voting Agreement (as defined below) are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to the voting of any Record Shares inconsistent with the terms of this Proxy or the Voting Agreement until after the end of the Agreement Period.

This Proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for the Stockholder’s performance under, the Voting Agreement, dated as of the date hereof, among Parent, Pineco Acquisition Corp., a wholly-owned subsidiary of Parent (“Sub”), the Company and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Sub and the Company (the “Merger Agreement”). This Proxy will terminate at the end of the Agreement Period (as defined in the Voting Agreement). Capitalized terms used in this Proxy and not defined in this Proxy have the meanings set forth in the Voting Agreement.

Each of the attorneys and proxies named above will be empowered, and may exercise this Proxy, to vote the Record Shares at any time until the end of the Agreement Period at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(i) in favor of: (A) the adoption of the Merger Agreement and the approval of the Merger; and (B) without limitation of the preceding clause “(A),” the approval of any proposal to adjourn or postpone the Company Stockholder Meeting to a later date if there are not sufficient votes for approval of the Merger Agreement on the date on which the Company Stockholder Meeting is held; and

(ii) against (A) any Competing Proposal, (B) any reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, or (C) any other matters relating to, or in connection with, any of the matters described in this clause (ii).

The Stockholder may vote the Record Shares on all other matters not referred to in this Proxy, and the attorneys and proxies named above may not exercise this Proxy with respect to such other matters.

This Proxy shall be binding upon the heirs, estate, executors, successors and assigns of the Stockholder (including any transferee of any of the Record Shares).

If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party to the Voting Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such parties shall negotiate in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

IN WITNESS WHEREOF, the Stockholder has executed this Proxy as of the date first set forth above.

STOCKHOLDER

Print Name of Stockholder

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